ALMADEN MINERALS LTD.

(the “Company”)

COMMUNICATIONS POLICY

1.

Purpose and Intent of the Communications Policy

The purpose of the Company’s Communications Policy is to ensure that the Company:

(a)

Controls the communications between the Company and its external stakeholders;

(b)

Complies with its continuous and timely disclosure obligations;

(c)

Avoids selective disclosure of Company information;

(d)

Protects and prevents the improper use or disclosure of material information and  confidential information;

(e)

Educates the Company’s personnel on the appropriate use and disclosure of material information and confidential information;

(f)

Fosters and facilitates compliance with applicable laws; and

(g)

Creates formal Disclosure Officers to help achieve the above objectives.

In general, the intent of the policy is:

(a)

To ensure that everyone who invests in the Company’s securities should have equal access to information that may affect their investment decisions. Insiders of the Company and others who have undisclosed material information about the Company should not purchase or sell the Company’s securities or inform others of the undisclosed material information unless it is necessary in the ordinary course of business.

(b)

This policy shall extend to the Board of Directors, officers, employees and consultants of the Company and its subsidiaries and those authorized to speak on the Company’s behalf. It covers disclosures in documents filed with securities commissions, stock exchanges and written statements made in annual and quarterly reports, news releases, letters~~s~~ to shareholders, speeches and presentations by senior management or other persons speaking on behalf of the Company and information contained on the Company’s website and other electronic communications. It extends to oral statements made in meetings and telephone conversations with analysts and investors, interviews with the media as well as press conferences and conference calls.

(c)

This policy shall confirm in writing the Company’s existing practices and meets  its goal to raise awareness of the Company’s approach among the Board of Directors, officers, senior management, employees and others who have undisclosed material information about the Company.

All definitions contained in the Company’s Security Trading Policy apply to this policy.

Disclosure Officers

The Disclosure Officers are the Chief Executive Officer (“CEO”), the Director in charge of operations (the “OO”). Where the disclosure relates to financial statements, information derived from financial statements or financial projections,  the CFO shall be deemed a Disclosure Officer.

The Disclosure Officers have  the responsibility to:

(i)

 Update this policy regularly, including to take account of new developments and standards of practice;

(ii)  Monitor the effectiveness of and compliance with this policy;

(iii) Educate the Company’s directors, officers and employees about the matters covered by this policy;

(iv) Review and authorize all written, electronic and oral disclosure before it is publicly disclosed;

(v)   Monitor the Company’s website;

(vi)  Meet as needed, but at least once every year, to discuss drafting responsibilities for public documents and to identify any areas of particular risk and sensitivity that require special care; and

(vii) Document, monitor and evaluate the disclosure controls and procedures and internal controls and procedures for financial reporting of the Company.

The Disclosure Officers are responsible for determining whether information is material, the timely disclosure of material information in accordance with securities laws, monitoring compliance with the policy and overseeing the disclosure controls, procedures and practices of the Company.

In addition, the Disclosure Officers must report to the Audit Committee any significant changes in the Company’s internal controls and procedures for financial reporting or in factors that could affect such controls and procedures including corrective actions taken.  The Disclosure Officers must present the Audit Committee with the formal disclosure controls and procedures and internal controls and procedures once they are in place.

Everyone to whom this policy applies must be instructed to notify a Disclosure Officer as soon as material developments occur.  The Disclosure Officers should report to the Audit Committee or the Board of Directors on any significant issues arising under this policy, including circumstances where there is a serious occurrence of selective disclosure.

3.

Disclosure of Material Information

3.1

Determination of Whether Information is Material

Information about the Company is considered to be material if it has a significant effect or would reasonably be expected to have a significant effect on the market price of the Company’s securities. The determination of whether information is material is subjective. The list of events set forth in Appendix “A”, although not exhaustive, should be considered in making the determination of whether information is material.

3.2

Method and Content of Disclosure of Material Information

The Company shall disclose all material information to external stakeholders as soon as practicable after the event giving rise to the material information has occurred. All material information shall be disclosed via news release, using a news service approved by the Toronto Stock Exchange and the American Stock Exchange. The material information shall also be posted on the Company’s website.

The news release shall include sufficient information to enable external stakeholders to understand the nature and timing of the event giving rise to the material information as well as to allow such stakeholders to make an informed assessment of the effect of the material information on the market price of the Company’s securities.

Material changes concerning the Company must be reported in accordance with applicable securities regulation.

When determining whether or not information is material, the following principles must be applied:

(i) the nature of the information, the volatility and liquidity of the Company’s securities and prevailing market conditions will impact on materiality;

(ii) material information cannot be made immaterial by breaking it into smaller pieces;

(iii) the determination of whether or not information is material often involves the exercise of difficult business judgments based on experience; and

(iv) if there is any doubt about whether or not information is material, the Company must err on the side of caution and the information must be disclosed to the public.

3.3

Responsibility for Disclosure of Material Information

The Disclosure Officers shall have responsibility for the disclosure of material information. These individuals have responsibility for the disclosure of material information because, by virtue of their positions within the Company:

(a)

They are completely familiar with the operations of the Company;

(b)

They are continuously up-to-date on pending material developments within the Company; and

(c)

They have sufficient understanding of the disclosure rules to enable them to determine whether information is material and hence requires disclosure.

The Disclosure Officers are the only individuals authorized to communicate with analysts, shareholders and other stakeholders regarding the material disclosed by the Company. By establishing this restriction, the Company ensures that:

(a)

A consistent message is delivered to external stakeholders regarding Company matters;

(b)

Only information authorized to be disclosed to external stakeholders is disclosed; and

(c)

Selective disclosure of material information is avoided.

In certain circumstances, the Disclosure Officers may, on a case-by-case basis delegate their responsibility for external communication to other suitably qualified individuals within the Company. However, without such explicit delegation, external communication is restricted to the CEO and the Director in charge of operations.

Where a news release contains information based on the Company’s financial statements prior to the release of such statements, such news release should first be reviewed by the CFO and  the Audit Committee.

3.4

Contacts with Analysts, Investors and the Media

Disclosure in individual or group meetings does not constitute adequate disclosure of information that is considered material non-public information. If the Company intends to announce material information at an analyst or shareholder meeting or a press conference or conference call, the announcement must be preceded by a news release.

The Company recognizes that analysts are important conduits for disseminating corporate information to the investing public and that analysts play a key role in interpreting and clarifying existing public data and in providing investors with background information and details that cannot practically be put in public documents. The Company recognizes that meetings with significant investors are an important element of the Company’s investor relations program. The Company will meet with analysts and investors on an individual or small group basis as needed and will initiate contacts or respond to analyst and investor calls in a timely, consistent and accurate fashion in accordance with this policy.

The Company will provide only non-material information through individual and group meetings, in addition to regular publicly disclosed information, recognizing that an analyst or investor may construct this information into a mosaic that could result in material information.  The Company will, upon request, provide the same sort of detailed, non-material information to individual investors or reporters that it has provided to analysts and institutional investors. Where practical, more than one Company representative will be present at all individual and group meetings. Where practical, a debriefing will be held after these meetings and, if such debriefing uncovers, selective disclosure of previously undisclosed material information, the Company will immediately disclose the information broadly via news release.

4.

Selective Disclosure

Selective disclosure of the Company information is prohibited except where such disclosure is in the “necessary course of business”.* It is for this reason that communications with external stakeholders are restricted to a limited number of individuals within the Company, as outlined in section 2.3 of this policy.

* See National Policy 51-201 Disclosure Standards.

In the event of inadvertent disclosure of material information to an external stakeholder, the Company shall, as soon as practicable after the disclosure, issue a news release to inform all external stakeholders of the material information.

5.

Blackout Periods

In order to avoid the potential for selective disclosure or even the perception or appearance of selective disclosure, the Company will observe a quarterly blackout period, during which we will not initiate any meetings or telephone contacts with analysts and investors and no discussion on earnings will take place, except to respond to unsolicited inquiries of a factual nature. The blackout period generally commences 5 business days before the announcement of the financial results for the end of each fiscal quarter of the Company and ending at the end of the business day after the day of the announcement of the financial results for the quarter and, in respect of the fourth quarter, the financial results for the year.

For other Company announcements of Material Information (as defined in the Company’s Securities Trading Policy), the blackout period begins on the day of the announcement and ends at the end of the business day after the day of the announcement.

This blackout period does not preclude responding to inquiries concerning publicly available or non-material information.

6.

Forward-Looking Information (FLI)

Should the Company elect to disclose forward-looking information (FLI) in continuous disclosure documents, speeches, conference calls, etc.; the following guidelines will be observed:

(a) The information, if deemed material, will be broadly disseminated via news release, in accordance with this policy.

(b) The information will be clearly identified as forward-looking.

(c) The Company will identify all material assumptions used in the preparation of the forward-looking information.

(d) The information must be accompanied by a statement that identifies, in very specific terms, the risks and uncertainties that may cause the actual results to differ materially from those projected in the statement.

(e) The information must be accompanied by a statement that disclaims the Company’s intention or obligation to update or revise the FLI, whether as a result of new information, future events or otherwise. Notwithstanding this disclaimer, should subsequent events prove past statements about current trends to be materially off target, the Company may choose to issue a news release explaining the reasons for the difference in accordance with the Company’s past practice in these matters.

(f) The Disclosure Officers must obtain the approval of the Board of Directors or Audit Committee before issuing a news release containing FLI or financial information which is based on or derived from financial statements that have not been released.

7.

Reviewing Analyst Draft Reports and Models

It is the Company’s policy to review, upon request, analysts' draft research reports or models.  The Company will review the report or model for the purpose of pointing out errors in fact based publicly disclosed information.  It is the Company’s policy, when an analyst inquires about its estimates, to question an analyst's assumptions if the estimate is a significant outlier among the range of estimates and/or the Company’s published earnings guidance.  The Company will limit its comments in responding to these types of inquiries to the correction of factual errors.  The Company will not confirm, or attempt to influence, an analyst's opinions or conclusions and will not express comfort with the analyst's model and earnings estimates.  In order to avoid appearing to "endorse" an analyst's report or model, the Company will provide its comments orally or will attach a disclaimer to written comments to indicate the report was reviewed only for factual accuracy.

8.

Distributing Analyst Reports

The Company regards analyst reports as proprietary information belonging to the analyst's firm.  Re-circulating a report by an analyst may be viewed as an endorsement by the Company of the report.  For these reasons, the Company will not provide analyst reports through any means, including posting such information on its website, to persons outside of the Company.  The Company may post on its website a complete list, regardless of the recommendation, of all the investment firms and analysts who provide research coverage on the Company.  If provided, such list will not include links to the analysts' or any other third party websites or publications.

9.

Conference Calls

If conference calls are ever deemed advisable to be held for quarterly earnings and major corporate developments in which discussion of key aspects is accessible simultaneously to all interested parties, some as participants by phone and others in a listen-only mode by phone or by webcast on the website.  The call will be preceded by a news release.  Conference calls about corporate developments and other material information likely to significantly affect the Company’s share price typically will be scheduled outside trading hours where possible, to avoid or minimize the risk of selective disclosure.  At the beginning of the call, a Company spokesperson will provide or refer to the location of appropriate cautionary language with respect to any FLI.

The Company will publicly announce the date and time of the call, by sending invitations to analysts, institutional investors, the media and others invited to phone in, and by news release and posting on the website for other persons to access the call.  All non-material supplemental information will be posted on the website.  A tape recording of the conference call or an archived audio webcast on the Internet will be made available following the call for a minimum of 30 days, for anyone interested in listening to a replay.

A debriefing will be held after the conference call and if the debriefing uncovers selective disclosure of previously undisclosed material information, the Company will immediately disclose the information broadly via a news release.

10.

Trading Restrictions

It is illegal for anyone to purchase or sell securities of any public company with knowledge of material information affecting that company that has not been publicly disclosed.  Except in the necessary course of business, it is also illegal for anyone to inform any other person of material non-public information.

Insiders, employees and consultants with knowledge of confidential or material information about the Company or counter-parties in negotiations of material potential transactions, are prohibited from trading shares in the Company or any counter-party until the information has been fully disclosed and a reasonable period of time has passed for the information to be widely disseminated.

Trading blackout periods will apply to all insiders, employees and consultants with access to material undisclosed information during periods when financial statements are being prepared but results have not yet been publicly disclosed. During  a blackout period, no individuals subject to a trading restriction can purchase or sell securities of the Company.

Other trading blackout periods may be prescribed from time to time as a result of special circumstances relating to the Company during which insiders, employees or consultants  of the Company would be precluded from trading in securities of the Company.  All persons with knowledge of special circumstances should be covered by the blackout and may include external advisors such as legal counsel, investment bankers and counter-parties in negotiations of material potential transactions.  Blackout periods imposed on the Company employees generally will also apply to the Company’s Directors and Officers.  Applicable laws will be complied with in determining and implementing blackout periods associated with the Company’s benefit plans.  The Disclosure Officers are designated to monitor trading in the Company securities by directors, officer and other employees of the Company who routinely know of undisclosed material information.  Such directors, officers and other employees must obtain the approval of a Disclosure Officer before the purchase or sale of any the Company securities.  A Disclosure Officer must obtain the approval of the Audit Committee before purchasing or selling any of the Company’s securities.

Directors, officers, employees and other consultants of the Company who routinely know of undisclosed material information may not purchase or sell the Company securities with the intention of reselling or buying back in a relatively short period of time in the exception of a rise or fall in the market price of the securities (as distinguished from purchasing or selling securities as part of a long term investment program).  Directors, officers and other employees of the Company may not, at any time, sell the Company securities short or buy or sell call or put options or other derivatives in respect of the Company securities.

Immediately after becoming an insider and immediately following the purchase or sale of securities of the Company, an insider must complete and file all insider reports required by the securities regulators.

11.

Maintaining Confidentiality

The Company shall provide to all employees on-going education on the importance of maintaining the confidentiality of Company information and on the protocol to be followed in the event that they are asked (whether orally, in writing or electronically) by external stakeholders or others to comment on the Company’s material or confidential information.

Any employee privy to confidential information is prohibited from communicating this information to anyone else, unless it is necessary to do so in the course of business. Efforts will be made to limit access to such confidential information to only those who need to know the information, and such persons will be advised that the information is to be kept confidential.  Communication by e-mail leaves a physical track of its passage that may be subject to later decryption attempts. All confidential information being transmitted over the Internet must be secured by the strongest encryption and validation methods available. Employees must be aware of potential issues and limitations in using e-mail to transmit confidential information. Outside parties privy to undisclosed material information concerning the Company will be told that they must not divulge such information to anyone else, other than in the necessary course of business and that they may not trade in the Company's securities until the information is publicly disclosed. Such outside parties will confirm their commitment to non-disclosure in the form of a written confidentiality agreement.

In order to prevent the misuse or inadvertent disclosure of material information, the following procedures should be observed:

(a) Confidential matters should not be discussed in places where the discussion may be overheard, such as elevators, hallways, restaurants, airplanes or taxis.

(b) Confidential documents should not be read in public places and should not be discarded where others can retrieve them.

(c) Employees must ensure they maintain the confidentiality of information in their possession outside of the office.

(d) Transmission of documents by electronic means, such as by fax or directly from one computer to another, should be made only where it is reasonable to believe that the transmission can be made and received under secure conditions.

(e) Unnecessary copying of confidential documents should be avoided and documents containing confidential information should be promptly removed from conference rooms and work areas after meetings have concluded. Extra copies of confidential documents should be shredded or otherwise destroyed.

(f) Access to confidential electronic data should be restricted through the use of passwords.

(g) Documents and files containing confidential information should be kept in a safe place where access is restricted to individuals who "need to know" that information in the necessary course of business.

(h) All proprietary information, including computer programs and other records, remain the property of the Company and may not be removed, disclosed, copied or otherwise used except in the normal course of employment or with the prior permission of a Disclosure Officer. .

12.

Electronic Communications

The Disclosure Officers shall have responsibility for ensuring that the Company’s material information and investor information on the Company website is accurate and up-to-date. Investor information shall be maintained in a separate area of the Company website to ensure a distinction with the promotional areas of the website.

The Company shall not post financial analyst reports on the Company website as to do so may create the impression that the Company endorses the contents of the reports.

Company directors, officers and employees are prohibited from participating in discussions about the Company on electronic chat rooms or news groups. Chat rooms or news groups may be the genesis for rumors about the Company, which may or may not be factual. The Company, its directors, officers and employees shall not respond to such rumors on the chat rooms or news groups.  Directors, officers and employees who encounter a discussion pertaining to the Company should advise a Disclosure Officer immediately.

The website shall include a notice that advises the reader that the information posted was accurate at the time of posting but may be superseded by subsequent disclosures. As much as practical, all data posted to the website shall show the date that such material was posted. Any material changes in information must be updated in a timely manner.

Web Links

Links from the Company’s website to a third-party website must be approved by  a Disclosure Officer.  Any such links will include a notice that advises the reader that he or she is leaving the Company’s website and that the Company is not responsible for the contents of the other site.

Website Disclosures

Disclosure on the Company’s website alone does not constitute adequate disclosure of information that is considered material non-public information.  Any disclosures of material information on the website will be preceded by a news release.

Electronic Enquiries

Response to electronic enquiries will be the responsibility of the Disclosure Officers.  Only public information or information which could otherwise be disclosed in accordance with this policy shall be utilized in responding to electronic inquiries.

13.

Rumors

If a rumor (whether from a chat room, news group or other, non-electronic source) is circulating about the Company and the Company is concerned that it may have a material impact on the market price of the Company’s shares, then:

(a)

A Disclosure Officer shall contact Market Surveillance at the Toronto Stock Exchange and the American Stock Exchange to advise them of the situation;

(b)

The Company shall consider the requirements of issuing a clarifying press release to quell the rumor, in accordance with the provisions of section 2 of this policy.

14.

Communication and Enforcement

New directors, officers and employees will be advised of this communications policy and its importance.  This policy will be brought to the attention of all employees on an annual basis.  A director, officer or employee who violates this policy may face disciplinary action up to and including termination of his or her employment or association with the Company.  The violation of this communications policy may also violate certain securities laws.  If the Company discovers that a director, officer or employee has violated any securities laws, the Company may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.

This policy has been reviewed by the Audit Committee and approved by the Board of Directors. The Disclosure Officers will recommend any material changes to this policy for review by the Audit Committee and approval by the Board of Directors as needed.

APPENDIX “A”

Examples of Information That May Be Material

(Reproduced from National Policy 51-201)

Changes in Corporate Structure

•

changes in share ownership that may affect control of the company

•

major reorganizations, amalgamations, or mergers

•

take-over bids, issuer bids, or insider bids

Changes in Capital Structure

•

the public or private sale of additional securities

•

planned repurchases or redemptions of securities

•

planned splits of common shares or offerings of warrants or rights to buy shares

•

any share consolidation, share exchange, or stock dividend

•

changes in a company’s dividend payments or policies

•

the possible initiation of a proxy fight

•

material modifications to the rights of security holders

Changes in Financial Results

•

a significant increase or decrease in near-term earnings prospects

•

unexpected changes in the financial results for any period

•

shifts in financial circumstances such as cash flow reductions, major asset write-offs or write-downs

•

changes in the value or composition of the company’s assets

•

any material change in the company’s accounting policies

Changes in Business and Operations

•

any development that effects the Company’s resources, technology, products or markets

•

a significant change in capital investment plans or corporate objectives

•

major labour disputes or disputes with major contractors or suppliers

•

significant new contracts, products, patents, or services or significant losses or contracts or business

•

significant discoveries by resources companies

•

changes to the board of directors or executive management (CEO, CFO, COO or president)

•

the commencement of, or developments in, material legal proceedings or regulatory matters

•

waivers of corporate ethics and conduct rules for officers, directors and other key employees

•

any notice that reliance on a prior audit is no longer permissible

•

de-listing of the company’s securities or their movement from one quotation system or exchange to another.

Acquisitions and Dispositions

significant acquisitions or dispositions of assets, property or joint venture interests acquisitions of other companies, including a take-over bid for, or merger with, another company

Changes in Credit Arrangements

•

the borrowing or lending of a significant amount of money

•

any mortgaging or encumbering of the company’s assets

•

defaults under debt obligations, agreements to restructure debt, or planning enforcement procedures by a bank or any other creditors

•

changes in rating agency decisions

•

significant new credit arrangement